Press Release For immediate release

Invesco Reports Results for the Three Months Ended March 31, 2021

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Aimee Partin Graham Galt	404-724-4299 404-724-4248 404-439-3070

Invesco Announces First Quarter Diluted EPS of $0.58; Adjusted Diluted EPS(1) of $0.68

Atlanta, April 27, 2021 -- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2021.
■$24.5 billion of net long-term inflows, reflecting annualized long-term organic growth of 8.8%, led by net inflows into ETFs, continued strength in Fixed Income, and net inflows into Balanced funds
■$1,404.1 billion in ending AUM, an increase of 4.0% over the prior quarter
■20.7% operating margin; 40.2% adjusted operating margin(1)
■Quarterly dividend increase of 10% to $0.17 per common share

Update from Marty Flanagan, President and CEO

“We’re off to a strong start this year with $24.5 billion in net long-term inflows, a record quarterly level of flows for the firm that helped us generate positive operating leverage in the quarter" said Marty Flanagan, President and CEO. "The strong cash flows generated from our operations meaningfully improved our liquidity and leverage profile compared to a year ago. The Board also approved a 10% increase in the quarterly dividend to $0.17 per share.
“Given our investment in the business over the past decade and our most recent efforts to further align the organization with our long-term strategy, I’m confident we have the talent, the capabilities, the resources and the momentum to deliver strong outcomes for our clients and drive our future growth and success.”

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(1) Represents non-GAAP financial measure. See the information on pages 6 through 9 for a reconciliation to the most directly comparable U.S. GAAP measure.

Net Flows:
Net long-term inflows were $24.5 billion for the first quarter of 2021, compared to inflows of $9.8 billion in the fourth quarter of 2020.

Retail flows were strong for the quarter at $21.2 billion, including ETF net long-term inflows of $16.8 billion. Overall areas of strength by asset class include net long-term inflows of $9.8 billion into equity products, $7.6 billion in fixed income products and $7.3 billion into balanced products. On a geographic basis, the Asia Pacific and Americas regions achieved net long-term inflows of $16.7 billion and $10.0 billion, respectively.

We saw inflows of $7.3 billion into money market funds during the quarter while net market gains increased AUM $24.6 billion. Foreign exchange rate movements decreased AUM by $3.2 billion. Ending AUM was up 4.0%, while average AUM increased 9.1% during the first quarter.

Summary of net flows (in billions)	Q1-21	Q4-20	Q1-20
Active	$7.5	$0.4	$(20.6)
Passive	17.0	9.4	1.5
Net long-term flows	24.5	9.8	(19.1)
Non-management fee earning AUM	0.1	5.9	(9.3)
Money market	7.3	(1.9)	26.3
Total net flows	$31.9	$13.8	$(2.1)

Annualized long-term organic growth rate (1)	8.8%	3.9%	(8.0)%

(1) Annualized long-term organic growth rate is calculated using net long-term flows (annualized) divided by average long-term AUM for the period. Long-term AUM excludes money market and non-management fee earning AUM.

First Quarter Highlights:

Financial Results	Q1-21		Q4-20		Q1-21 vs. Q4-20	Q1-20		Q1-21 vs. Q1-20
U.S. GAAP Financial Measures
Operating revenues	$1,659.7	m	$1,630.1	m	1.8%	$1,598.9	m	3.8%
Operating income	$344.3	m	$217.8	m	58.1%	$317.0	m	8.6%
Operating margin	20.7%		13.4%			19.8%
Net income attributable to Invesco Ltd.	$267.8	m	$211.1	m	26.9%	$81.5	m	228.6%
Diluted EPS	$0.58		$0.46		26.1%	$0.18		222.2%

Adjusted Financial Measures (1)
Net revenues	$1,251.0	m	$1,228.4	m	1.8%	$1,145.8	m	9.2%
Adjusted operating income	$503.0	m	$485.4	m	3.6%	$412.7	m	21.9%
Adjusted operating margin	40.2%		39.5%			36.0%
Adjusted net income attributable to Invesco Ltd.	$316.6	m	$333.9	m	(5.2)%	$155.3	m	103.9%
Adjusted diluted EPS	$0.68		$0.72		(5.6)%	$0.34		100.0%

Assets Under Management
Ending AUM	$1,404.1	bn	$1,349.9	bn	4.0%	$1,053.4	bn	33.3%
Average AUM	$1,395.1	bn	$1,278.2	bn	9.1%	$1,176.3	bn	18.6%

Headcount	8,426		8,512		(1.0)%	8,757		(3.8)%
(1) Represents non-GAAP financial measure. See the information on pages 6 through 9 for a reconciliation to the most directly comparable U.S. GAAP measure.

First Quarter U.S. GAAP Operating Results:

Operating revenues and expenses: During the first quarter, increases in operating revenue were driven by higher average AUM resulting from net inflows during the quarter and market gains, partially offset by fewer days as compared to the fourth quarter. Revenues were higher by $29.6 million, which includes higher investment management fees of $57.8 million and higher service and distribution fees of $13.3 million. Performance fees were $6.7 million for the first quarter, a decrease of $50.6 million from the previous quarter. Foreign exchange rate changes increased operating revenues in the first quarter by $11.1 million.

Operating expenses decreased $96.9 million in the first quarter as compared to the fourth quarter. The reduction includes a $113.5 million decrease in transaction, integration and restructuring costs resulting primarily from lower severance costs related to the strategic evaluation program. Third party distribution, service and advisory costs were up $15.1 million during the quarter driven by higher average AUM. Employee compensation expense grew $2.3 million in the first quarter, reflecting increased variable compensation costs and seasonal increases in tax and benefit costs offset by lower bonus on performance fees, deferred compensation costs and savings realized from the strategic evaluation. Foreign exchange rate changes increased operating expenses $10.2 million in the first quarter.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was $27.5 million, earned primarily from our Chinese joint venture and private equity partnership investments. Other gains and losses was a net gain of $34.1 million, driven by market value changes on deferred compensation and seed investments. Other income/(expense) of consolidated investment products (CIP), net was a gain of $94.7 million primarily driven by unrealized market gains on investments held by consolidated funds. The effective tax rate on net income was higher in the first quarter primarily due to an increase in income generated in higher taxing jurisdictions relative to total income and the inclusion in the fourth quarter of a tax benefit related to a reduction of the state income tax rate.
Diluted earnings per common share: Diluted earnings per common share increased 26.1% to $0.58.

First Quarter Adjusted(1) Operating Results:

Net revenues increased $22.6 million or 1.8% as compared to the fourth quarter, driven by higher average AUM resulting from net inflows and market gains during the quarter. Investment management fees grew in the first quarter, partially offset by lower performance fees.

Adjusted operating expenses increased 0.7% in the first quarter to $748.0 million from $743.0 million in the fourth quarter, reflecting increased variable compensation expense, offset by lower marketing and general and administrative costs. Increases in variable compensation in the period were offset by reduced bonus on performance fees as compared to the prior quarter and savings realized from the strategic evaluation.

Adjusted operating income improved $17.6 million to $503.0 million in the first quarter from $485.4 million in the fourth quarter. Adjusted operating margin improved to 40.2% from 39.5% in the prior quarter.

Adjusted diluted earnings per common share decreased 5.6% to $0.68 as a result of lower net market gains in the first quarter and a higher effective tax rate. The effective tax rate on adjusted net income was higher in the first quarter primarily due to an increase in income generated in higher taxing jurisdictions relative to total income.

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(1) Represents non-GAAP financial measure. See the information on pages 6 through 9 for a reconciliation to the most directly comparable U.S. GAAP measure.

Capital Management:

Cash and cash equivalents: $1,158.3 million at March 31, 2021 ($1,408.4 million as of December 31, 2020).

Long-term debt: $2,083.2 million at March 31, 2021 ($2,082.6 million as of December 31, 2020). The credit facility balance was zero as of March 31, 2021 and December 31, 2020. On April 26, 2021, the company renegotiated its $1.5 billion credit facility, extending the maturity date to April 2026 at favorable terms.

Common share repurchases: During the first quarter of 2021, the company did not purchase any of its shares in the open market. The company withheld 2.1 million shares ($44.7 million) related to employee share vestings. On January 4, 2021, the company settled the forward contract entered into in May 2019 for $117 million. On April 1, 2021, the company paid the balance on the two remaining forward contracts. There are no remaining forward contract liabilities.

Diluted common shares outstanding (end of period): 466.4 million

Dividends paid: $71.5 million (common); $59.2 million (preferred)

Common dividends declared: The company is announcing a first quarter cash dividend of $0.17 per share to holders of common shares, an increase of 10%. The dividend is payable on June 3, 2021, to common shareholders of record at the close of business on May 11, 2021, with an ex-dividend date of May 10, 2021.

Preferred dividends declared: The company is announcing a preferred cash dividend of $14.75 per share representing the period from March 1, 2021 through May 31, 2021. The preferred dividend is payable on June 1, 2021 to preferred shareholders of record at the close of business on May 17, 2021.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities.
For more information, visit invesco.com/corporate.

Members of the investment community and general public are invited to listen to the conference call today, April 27, 2021, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Tuesday, May 11, 2021 at 5:00 p.m. ET by calling 1-888-566-0486 for U.S. and Canadian callers or 1-203-369-3611 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at invesco.com/corporate.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and the COVID-19 pandemic and their respective potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-21	Q4-20	% Change	Q1-20	% Change
Operating revenues:
Investment management fees	$1,206.6	$1,148.8	5.0%	$1,168.3	3.3%
Service and distribution fees	381.1	367.8	3.6%	365.8	4.2%
Performance fees	6.7	57.3	(88.3)%	4.8	39.6%
Other	65.3	56.2	16.2%	60.0	8.8%
Total operating revenues	1,659.7	1,630.1	1.8%	1,598.9	3.8%
Operating expenses:
Third-party distribution, service and advisory	522.8	507.7	3.0%	515.1	1.5%
Employee compensation	489.2	486.9	0.5%	421.9	16.0%
Marketing	15.8	20.6	(23.3)%	32.7	(51.7)%
Property, office and technology	129.3	126.1	2.5%	130.4	(0.8)%
General and administrative	96.6	95.9	0.7%	106.3	(9.1)%
Transaction, integration and restructuring	45.8	159.3	(71.2)%	59.6	(23.2)%
Amortization of intangible assets (1)	15.9	15.8	0.6%	15.9	—%
Total operating expenses	1,315.4	1,412.3	(6.9)%	1,281.9	2.6%
Operating income	344.3	217.8	58.1%	317.0	8.6%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	27.5	26.0	5.8%	16.9	62.7%
Interest and dividend income	1.3	9.1	(85.7)%	6.4	(79.7)%
Interest expense	(23.8)	(24.4)	(2.5)%	(36.3)	(34.4)%
Other gains and losses, net	34.1	59.9	(43.1)%	(106.5)	N/A
Other income/(expense) of CIP, net	94.7	111.3	(14.9)%	(20.1)	N/A
Income before income taxes	478.1	399.7	19.6%	177.4	169.5%
Income tax provision	(106.5)	(68.9)	54.6%	(57.4)	85.5%
Net income	371.6	330.8	12.3%	120.0	209.7%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(44.6)	(60.5)	(26.3)%	20.7	N/A
Less: Dividends declared on preferred shares	(59.2)	(59.2)	—%	(59.2)	—%
Net income attributable to Invesco Ltd.	$267.8	$211.1	26.9%	$81.5	228.6%

Earnings per common share:
---basic	$0.58	$0.46	26.1%	$0.18	222.2%
---diluted	$0.58	$0.46	26.1%	$0.18	222.2%

Average common shares outstanding:
---basic	461.6	461.0	0.1%	455.7	1.3%
---diluted	464.7	463.5	0.3%	458.9	1.3%
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(1) In prior periods, amortization of intangible assets was included in the transaction, integration and restructuring line item. Beginning in 2021, amortization of intangible assets is now presented as its own line item. There is no impact on operating expenses, operating income or net income.

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts and assist the Board of Directors and management in determining incentive compensation decisions. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q1-21	Q4-20	Q1-20
Operating revenues, U.S. GAAP basis	$1,659.7	$1,630.1	$1,598.9
Invesco Great Wall	104.0	96.0	53.1
Revenue Adjustments (1)
Investment management fees	(203.2)	(206.7)	(204.6)
Service and distribution fees	(261.5)	(256.0)	(256.6)
Other	(58.1)	(45.0)	(53.9)
Total Revenue Adjustments	(522.8)	(507.7)	(515.1)
CIP	10.1	10.0	8.9
Net revenues	$1,251.0	$1,228.4	$1,145.8

Reconciliation of Operating income to Adjusted operating income:

in millions	Q1-21	Q4-20	Q1-20
Operating income, U.S. GAAP basis	$344.3	$217.8	$317.0
Invesco Great Wall	66.5	48.3	32.1
CIP	17.0	9.3	25.9
Transaction, integration and restructuring	45.8	159.3	59.6
Amortization of intangible assets (2)	15.9	15.8	15.9
Compensation expense related to market valuation changes in deferred compensation plans	13.5	34.9	(37.8)
Adjusted operating income	$503.0	$485.4	$412.7

Operating margin (3)	20.7%	13.4%	19.8%
Adjusted operating margin (4)	40.2%	39.5%	36.0%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q1-21	Q4-20	Q1-20
Net income attributable to Invesco Ltd., U.S. GAAP basis	$267.8	$211.1	$81.5
CIP	—	—	0.1
Transaction, integration and restructuring, net of tax	35.1	121.0	45.5
Amortization of intangible assets, net of tax (2)	21.8	21.4	21.9
Deferred compensation plan market valuation changes and dividend income less compensation expense, net of tax	(1.9)	(13.0)	22.6
Foreign exchange hedge, net of tax	—	—	(0.8)
Acquisition-related contingent consideration, net of tax	(6.2)	(2.3)	(6.5)
Impact of tax rate changes (5)	—	(4.3)	—
Release of uncertain tax position (6)	—	—	(9.0)
Adjusted net income attributable to Invesco Ltd. (7)	$316.6	$333.9	$155.3

Average common shares outstanding - diluted	464.7	463.5	458.9
Diluted EPS	$0.58	$0.46	$0.18
Adjusted diluted EPS (8)	$0.68	$0.72	$0.34

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q1-21	Q4-20	Q1-20
Operating expenses, U.S. GAAP basis	$1,315.4	$1,412.3	$1,281.9
Invesco Great Wall	37.5	47.7	21.0
Third party distribution, service and advisory expenses	(522.8)	(507.7)	(515.1)
CIP	(6.9)	0.7	(17.0)
Transaction, integration and restructuring	(45.8)	(159.3)	(59.6)
Amortization of intangible assets (2)	(15.9)	(15.8)	(15.9)
Compensation expense related to market valuation changes in deferred compensation plans	(13.5)	(34.9)	37.8
Adjusted operating expenses	$748.0	$743.0	$733.1

Employee compensation, U.S. GAAP basis	$489.2	$486.9	$421.9
Invesco Great Wall	29.5	39.4	15.1
Compensation expense related to market valuation changes in deferred compensation plans	(13.5)	(34.9)	37.8
Adjusted employee compensation	$505.2	$491.4	$474.8

Marketing, U.S. GAAP basis	$15.8	$20.6	$32.7
Invesco Great Wall	3.0	3.6	2.3
Adjusted marketing	$18.8	$24.2	$35.0

Property, office and technology, U.S. GAAP basis	$129.3	$126.1	$130.4
Invesco Great Wall	3.2	2.7	2.2
Adjusted property, office and technology	$132.5	$128.8	$132.6

General and administrative, U.S. GAAP basis	$96.6	$95.9	$106.3
Invesco Great Wall	1.8	2.0	1.4
CIP	(6.9)	0.7	(17.0)
Adjusted general and administrative	$91.5	$98.6	$90.7

Transaction, integration and restructuring, U.S. GAAP basis	$45.8	$159.3	$59.6
Transaction, integration and restructuring	(45.8)	(159.3)	(59.6)
Adjusted transaction, integration and restructuring	$—	$—	$—

Amortization of intangible assets, U.S. GAAP basis	$15.9	$15.8	$15.9
Amortization of intangible assets (2)	(15.9)	(15.8)	(15.9)
Adjusted amortization of intangibles	$—	$—	$—

(1) Management believes that adjustments to investment management fees, service and distribution fees and other revenues from operating revenues appropriately reflect these revenues as being passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. Further, these adjustments vary extensively by geography due to the differences in distribution channels. The net revenue presentation assists in identifying the revenue contribution generated by the business, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates net revenue yield on AUM, which is equal to net revenues divided by average AUM during the reporting period. This financial measure is an indicator of the basis point net revenues we receive for each dollar of AUM we manage and is useful when evaluating the company’s performance relative to industry competitors and within the company for capital allocation purposes.

    Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other is primarily adjusted by transaction fees passed through to third parties. While the terms used for these types of adjustments vary by geography, they are all costs that are closely linked to the value of AUM and the revenue earned by Invesco from AUM. Since the company has been deemed to be the principal in the third-party arrangements, the company must reflect these adjustments as expenses gross of operating revenues under U.S. GAAP in third-party expenses on the consolidated statements of income.

(2) In prior periods, amortization of intangible assets was included in the transaction, integration and restructuring line item. Beginning in 2021, amortization of intangible assets is now presented as its own line item. There is no impact on operating expenses, operating income or net income.

While finite-lived intangible assets are amortized under U.S. GAAP, there is no amortization charge on goodwill and indefinite-lived intangibles. In certain qualifying situations, these can be amortized for tax purposes, generally over a 15-year period, as is the case in the U.S. The tax benefit realized on the amortization of goodwill and indefinite-lived intangibles is recognized as a deferred tax liability that is not reflected in the company's earnings absent an impairment charge or the disposal of the related business. We believe it is useful to include this tax benefit in arriving at the adjusted diluted EPS measure. The company receives these tax benefits but does not anticipate a sale or impairment of these assets in the foreseeable future, and therefore the deferred tax liability recognized under U.S. GAAP is not expected to be recognized in the company's earnings in the foreseeable future.

(3)    Operating margin is equal to operating income divided by operating revenues.

(4) Adjusted operating margin is equal to adjusted operating income divided by net revenues.

(5) The fourth quarter of 2020 included a non-cash income tax benefit of $4.3 million arising from the revaluation of certain intangible deferred tax liabilities due to tax rate changes.

(6) Represents a one-time, non-cash benefit to income tax expense as a result of the release of an uncertain tax position in the first quarter of 2020. Both the establishment and the reversal of the uncertain tax position were removed from non-GAAP results in the respective periods.

(7)    The effective tax rate on adjusted net income attributable to Invesco Ltd. is 24.0% (fourth quarter 2020: 21.7%; first quarter 2020: 27.9%).

(8) Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding. There is no difference between the calculated earnings per common share amounts presented above and the calculated earnings per common share amounts under the two class method.

Invesco Ltd.
Quarterly Assets Under Management

in billions	Q1-21	Q4-20	% Change	Q1-20
Beginning Assets	$1,349.9	$1,218.2	10.8%	$1,226.2
Long-term inflows	120.2	91.6	31.2%	84.7
Long-term outflows	(95.7)	(81.8)	17.0%	(103.8)
Net long-term flows	24.5	9.8	150.0%	(19.1)
Net flows in non-management fee earning AUM (a)	0.1	5.9	(98.3)%	(9.3)
Net flows in money market funds	7.3	(1.9)	N/A	26.3
Total net flows	31.9	13.8	131.2%	(2.1)
Reinvested distributions	0.9	13.0	(93.1)%	1.1
Market gains and losses	24.6	95.0	(74.1)%	(162.7)
Foreign currency translation	(3.2)	9.9	N/A	(9.1)
Ending Assets	$1,404.1	$1,349.9	4.0%	$1,053.4

Ending long-term AUM	$1,118.1	$1,073.5	4.2%	$829.1
Average long-term AUM	$1,110.3	$1,017.2	9.2%	$955.2
Average AUM	$1,395.1	$1,278.2	9.1%	$1,176.3

Gross revenue yield on AUM (b)	50.4 bps	53.5 bps		56.4 bps
Gross revenue yield on AUM before performance fees (b)	50.1 bps	51.7 bps		56.3 bps
Net revenue yield on AUM (c)	35.9 bps	38.4 bps		39.0 bps
Net revenue yield on AUM before performance fees (c)	35.7 bps	36.0 bps		38.7 bps

in billions	Total AUM	Active(f)	Passive(f)
December 31, 2020	$1,349.9	$979.3	$370.6
Long-term inflows	120.2	76.3	43.9
Long-term outflows	(95.7)	(68.8)	(26.9)
Net long-term flows	24.5	7.5	17.0
Net flows in non-management fee earning AUM (a)	0.1	—	0.1
Net flows in money market funds	7.3	7.3	—
Total net flows	31.9	14.8	17.1
Reinvested distributions	0.9	0.9	—
Market gains and losses	24.6	14.2	10.4
Foreign currency translation	(3.2)	(2.9)	(0.3)
March 31, 2021	$1,404.1	$1,006.3	$397.8

Average AUM	$1,395.1	$1,008.4	$386.7
Gross revenue yield on AUM (b)	50.4 bps	62.5 bps	21.0 bps
Net revenue yield on AUM (c)	35.9 bps	44.8 bps	12.6 bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2020	$1,349.9	$947.1	$402.8
Long-term inflows	120.2	95.0	25.2
Long-term outflows	(95.7)	(73.8)	(21.9)
Net long-term flows	24.5	21.2	3.3
Net flows in non-management fee earning AUM (a)	0.1	(1.4)	1.5
Net flows in money market funds	7.3	5.0	2.3
Total net flows	31.9	24.8	7.1
Reinvested distributions	0.9	0.8	0.1
Market gains and losses	24.6	17.2	7.4
Foreign currency translation	(3.2)	(0.2)	(3.0)
March 31, 2021	$1,404.1	$989.7	$414.4

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (e)	Alternatives(d)
December 31, 2020	$1,349.9	$689.6	$296.4	$78.9	$108.5	$176.5
Long-term inflows	120.2	58.0	28.3	21.2	—	12.7
Long-term outflows	(95.7)	(48.2)	(20.7)	(13.9)	—	(12.9)
Net long-term flows	24.5	9.8	7.6	7.3	—	(0.2)
Net flows in non-management fee earning AUM (a)	0.1	(1.3)	1.4	—	—	—
Net flows in money market funds	7.3	—	—	—	7.3	—
Total net flows	31.9	8.5	9.0	7.3	7.3	(0.2)
Reinvested distributions	0.9	0.2	0.4	0.1	—	0.2
Market gains and losses	24.6	27.3	(2.7)	(0.9)	—	0.9
Foreign currency translation	(3.2)	(0.6)	(1.5)	(0.2)	(0.1)	(0.8)
March 31, 2021	$1,404.1	$725.0	$301.6	$85.2	$115.7	$176.6

Average AUM	$1,395.1	$714.4	$300.6	$85.5	$115.8	$178.8

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA Ex UK	U.K
December 31, 2020	$1,349.9	$959.9	$171.3	$151.7	$67.0
Long-term inflows	120.2	61.0	37.8	19.1	2.3
Long-term outflows	(95.7)	(51.0)	(21.1)	(15.4)	(8.2)
Net long-term flows	24.5	10.0	16.7	3.7	(5.9)
Net flows in non-management fee earning AUM (a)	0.1	—	0.4	(0.3)	—
Net flows in money market funds	7.3	2.6	4.9	(0.2)	—
Total net flows	31.9	12.6	22.0	3.2	(5.9)
Reinvested distributions	0.9	0.8	0.1	—	—
Market gains and losses	24.6	23.7	(1.5)	0.9	1.5
Foreign currency translation	(3.2)	0.2	(2.9)	(1.0)	0.5
March 31, 2021	$1,404.1	$997.2	$189.0	$154.8	$63.1

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive (f)

in billions	Q1-21	Q4-20	% Change	Q1-20
Beginning Assets	$370.6	$318.0	16.5%	$297.0
Long-term inflows	43.9	34.3	28.0%	30.0
Long-term outflows	(26.9)	(24.9)	8.0%	(28.5)
Net long-term flows	17.0	9.4	80.9%	1.5
Net flows in non-management fee earning AUM (a)	0.1	5.9	(98.3)%	(9.3)
Total net flows	17.1	15.3	11.8%	(7.8)
Market gains and losses	10.4	37.0	(71.9)%	(42.7)
Foreign currency translation	(0.3)	0.3	N/A	(0.4)
Ending Assets	$397.8	$370.6	7.3%	$246.1

Average long-term AUM	$217.6	$187.0	16.4%	$162.4
Average AUM	$386.7	$343.1	12.7%	$287.0

Gross revenue yield on AUM (b)	21.0 bps	20.2 bps		22.8 bps
Gross revenue yield on AUM before performance fees (b)	21.0 bps	20.2 bps		22.8 bps
Net revenue yield on AUM (c)	12.6 bps	11.4 bps		13.3 bps
Net revenue yield on AUM before performance fees (c)	12.6 bps	11.4 bps		13.3 bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2020	$370.6	$346.0	$24.6
Long-term inflows	43.9	41.2	2.7
Long-term outflows	(26.9)	(25.4)	(1.5)
Net long-term flows	17.0	15.8	1.2
Net flows in non-management fee earning AUM (a)	0.1	(1.4)	1.5
Total net flows	17.1	14.4	2.7
Market gains and losses	10.4	9.1	1.3
Foreign currency translation	(0.3)	(0.2)	(0.1)
March 31, 2021	$397.8	$369.3	$28.5

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market(e)	Alternatives(d)
December 31, 2020	$370.6	$306.4	$37.0	$1.0	$—	$26.2
Long-term inflows	43.9	35.4	3.2	—	—	5.3
Long-term outflows	(26.9)	(21.1)	(2.1)	—	—	(3.7)
Net long-term flows	17.0	14.3	1.1	—	—	1.6
Net flows in non-management fee earning AUM (a)	0.1	(1.3)	1.4	—	—	—
Total net flows	17.1	13.0	2.5	—	—	1.6
Market gains and losses	10.4	12.3	(0.7)	—	—	(1.2)
Foreign currency translation	(0.3)	(0.1)	(0.1)	—	—	(0.1)
March 31, 2021	$397.8	$331.6	$38.7	$1.0	$—	$26.5

Average AUM	$386.7	$320.0	$38.2	$1.0	$—	$27.5

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(f) (continued)

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA Ex UK	U.K
December 31, 2020	$370.6	$303.0	$7.9	$58.9	$0.8
Long-term inflows	43.9	29.9	3.3	10.4	0.3
Long-term outflows	(26.9)	(16.9)	(1.1)	(8.7)	(0.2)
Net long-term flows	17.0	13.0	2.2	1.7	0.1
Net flows in non-management fee earning AUM (a)	0.1	0.1	0.3	(0.3)	—
Total net flows	17.1	13.1	2.5	1.4	0.1
Market gains and losses	10.4	9.4	0.2	0.8	—
Foreign currency translation	(0.3)	—	(0.1)	(0.2)	—
March 31, 2021	$397.8	$325.5	$10.5	$60.9	$0.9

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.

(b)Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding Invesco Great Wall AUM. The average AUM for Invesco Great Wall in the three months ended March 31, 2021 was $76.6 billion (December 31, 2020: $60.4 billion, March 31, 2020: $43.3 billion).

It is appropriate to exclude the average AUM of Invesco Great Wall for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the net income of Invesco Great Wall is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income. Gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, is not considered a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from CIP; however, the denominator of the measure includes the AUM of these investment products.

(c)Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the reconciliations of U.S. GAAP to Non-GAAP Information on pages 6 through 9 of this release for a reconciliation of operating revenues to net revenues.
(d)The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(e)Long-term AUM excludes money market and non-management fee earning AUM. Ending AUM as of March 31, 2021 includes $115.7 billion in money market AUM and $170.3 billion in non-management fee earning AUM (December 31, 2020: $108.5 billion and $168.0 billion, respectively; March 31, 2020: $117.5 billion and $106.8 billion, respectively).
(f)Passive AUM includes index-based ETFs, unit investment trusts (UITs), non-fee earning leverage and other passive mandates. Active AUM is total AUM less Passive AUM.

Invesco Ltd.
Investment Capabilities Performance Overview

	Benchmark Comparison				Peer Group Comparison
	% of AUM in Top Half of Benchmark				% of AUM in Top Half of Peer Group
Equities (1)	1yr	3yr	5yr	10yr	1yr	3yr	5yr	10yr
U.S. Core (5%)	18%	17%	8%	8%	18%	61%	16%	4%
U.S. Growth (7%)	90%	88%	88%	53%	73%	100%	87%	53%
U.S. Value (7%)	54%	4%	51%	32%	51%	5%	51%	32%
Sector (2%)	69%	97%	97%	79%	65%	66%	66%	66%
UK (1%)	37%	30%	31%	40%	11%	15%	10%	28%
Canadian (<1%)	100%	—%	40%	12%	100%	—%	52%	12%
Asian (3%)	77%	89%	94%	89%	50%	67%	75%	87%
Continental European (2%)	74%	10%	18%	100%	62%	11%	11%	76%
Global (7%)	86%	54%	73%	86%	84%	55%	78%	94%
Global Ex U.S. and Emerging Markets (13%)	32%	89%	90%	98%	20%	74%	75%	90%
Fixed Income (1)
Money Market (16%)	95%	99%	100%	100%	73%	75%	75%	99%
U.S. Fixed Income (12%)	96%	84%	95%	95%	85%	82%	85%	91%
Global Fixed Income (5%)	95%	87%	91%	97%	75%	58%	61%	66%
Stable Value (5%)	100%	100%	100%	100%	97%	100%	100%	100%
Other (1)
Alternatives (7%)	30%	31%	45%	30%	24%	22%	34%	55%
Balanced (8%)	67%	53%	59%	63%	86%	52%	89%	91%

Note:    Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds and CDOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision.

Data as of March 31, 2021. AUM measured in the one, three, five and ten year quartile rankings represents 52%, 52%, 51% and 46% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one, three, five and ten year basis represents 62%, 61%, 59% and 54% of total Invesco AUM. Performance shown is asset-weighted. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (e.g., Morningstar, IA, Lipper, eVestment, Mercer, Galaxy, SITCA, Value Research). Rankings are as of prior quarter-end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings are calculated against all funds in each peer group. Rankings for the primary share class of the most representative fund in each composite are applied to all products within each composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.

As of March 31, 2021, published investment performance is compared to Morningstar peer rankings for composites where a U.S. domiciled long-term mutual fund is the most representative AUM in the composite. This reflects a change from the Lipper peer universe used previously to the Morningstar universe to better align with the investment performance data reviewed by our clients and peers.
(1)    Numbers in parenthesis reflect AUM for each investment product (see Note above for exclusions) as a percentage of the total AUM for the 5 year peer group ($713.7 billion).

Invesco Ltd.
Supplemental Information (1)

	For the three months ended March 31, 2021			For the three months ended March 31, 2020
Cash flow information $ in millions	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash, cash equivalents and restricted cash, beginning of period (2)	$1,839.3	$301.7	$1,537.6	$1,701.2	$652.2	$1,049.0
Cash flows from operating activities	(26.9)	(101.6)	74.7	(77.0)	1.3	(78.3)
Cash flows from investing activities	(131.2)	(115.9)	(15.3)	(452.0)	(382.6)	(69.4)
Cash flows from financing activities	137.8	359.9	(222.1)	96.3	23.4	72.9
Increase/(decrease) in cash and cash equivalents	(20.3)	142.4	(162.7)	(432.7)	(357.9)	(74.8)
Foreign exchange movement on cash and cash equivalents	(14.4)	(5.8)	(8.6)	(38.7)	(5.0)	(33.7)
Net cash inflows (outflows) upon consolidation/deconsolidation of CIP	(8.7)	(8.7)	—	(0.3)	(0.3)	—
Invesco and CIP cash, cash equivalents and restricted cash, end of the period (2)	$1,795.9	$429.6	$1,366.3	$1,229.5	$289.0	$940.5

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.

(2) The beginning and end of period cash excluding CIP at March 31, 2021 includes restricted cash of $129.2 million and $208.0 million, respectively (March 31, 2020: none).

Invesco Ltd.
Supplemental Information(1)

	As of March 31, 2021				As of December 31, 2020
Balance Sheet information $ in millions	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted
ASSETS
Cash and cash equivalents	$1,158.3	$—	$—	$1,158.3	$1,408.4	—	—	$1,408.4
Unsettled fund receivables	347.9	—	—	347.9	109.4	—	—	109.4
Investments	857.6	(410.7)	—	1,268.3	826.8	(421.4)	—	1,248.2
Investments and other assets of CIP	8,170.5	8,170.5	—	—	8,085.5	8,085.5	—	—
Cash and cash equivalents of CIP	429.6	429.6	—	—	301.7	301.7	—	—
Assets held for policyholders	5,629.5	—	5,629.5	—	7,582.1	—	7,582.1	—
Goodwill and intangible assets, net	16,214.9	—	—	16,214.9	16,221.9	—	—	16,221.9
Other assets (2)	2,073.2	(5.7)	—	2,078.9	1,968.3	(5.1)	—	1,973.4
Total assets	34,881.5	8,183.7	5,629.5	21,068.3	36,504.1	7,960.7	7,582.1	20,961.3
LIABILITIES
Debt of CIP	6,700.9	6,700.9	—	—	6,714.1	6,714.1	—	—
Other liabilities of CIP	663.6	663.6	—	—	588.6	588.6	—	—
Policyholder payables	5,629.5	—	5,629.5	—	7,582.1	—	7,582.1	—
Unsettled fund payables	347.2	—	—	347.2	98.4	—	—	98.4
Long-term debt	2,083.2	—	—	2,083.2	2,082.6	—	—	2,082.6
Other liabilities (3)	4,089.3	—	—	4,089.3	4,417.6	—	—	4,417.6
Total liabilities	19,513.7	7,364.5	5,629.5	6,519.7	21,483.4	7,302.7	7,582.1	6,598.6
EQUITY
Total equity attributable to Invesco Ltd.	14,547.8	(0.1)	—	14,547.9	14,361.8	(0.1)	—	14,361.9
Noncontrolling interests (4)	820.0	819.3	—	0.7	658.9	658.1	—	0.8
Total equity	15,367.8	819.2	—	14,548.6	15,020.7	658.0	—	14,362.7
Total liabilities and equity	$34,881.5	$8,183.7	$5,629.5	$21,068.3	$36,504.1	$7,960.7	$7,582.1	$20,961.3

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.
(2) Amounts include restricted cash, accounts receivable, prepaid assets, property, equipment and software, right-of-use asset, and other assets.
(3) Amounts include accrued compensation and benefits, accounts payable and accrued expenses, lease liability, and deferred tax liabilities.
(4) Amounts include redeemable noncontrolling interests in consolidated entities and equity attributable to nonredeemable noncontrolling interests in consolidated entities.